Exhibit 99.1

Albany International Reports Third-Quarter Results

Third-quarter Financial Highlights

  Net sales were $222.1 million, an increase of 16.1% compared to 2016 (see Table 1).
  Net income attributable to the Company was $15.3 million ($0.47 per share), compared to $13.1 million ($0.41 per share) in Q3 2016.
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.57 per share, compared to $0.41 per share in Q3 2016 (see Table 17).
  Adjusted EBITDA (a non-GAAP measure) was $51.9 million, compared to $42.7 million in Q3 2016 (see Tables 8 and 9). Q3 2017 Adjusted EBITDA includes a $2.0 million insurance recovery gain related to the theft in Japan that was reported in Q4 2016.

ROCHESTER, N.H.--(BUSINESS WIRE)--October 30, 2017--Albany International Corp. (NYSE:AIN) reported that Q3 2017 Net income attributable to the Company was $15.3 million, including a net benefit of $3.1 million for income tax adjustments. Q3 2016 Net income attributable to the Company was $13.1 million, including favorable income tax adjustments of $0.4 million.

Q3 2017 Income before income taxes was $19.0 million. During Q3 2017, the Company decided to discontinue the Bear Claw® line of hydraulic fracking components used in the oil and gas industry, which was part of the Harris aerostructures business acquired by AEC in 2016. This decision resulted in a non-cash restructuring charge of $4.5 million for the write-off of intangible assets and equipment, and a $3.2 million charge to Cost of goods sold for the write-off of inventory. Q3 2017 results also include $1.0 million of other restructuring charges, $1.5 million of losses from foreign currency revaluation, and an insurance recovery gain of $2.0 million related to the theft in Japan that was reported in Q4 2016. Q3 2016 income before income taxes was $20.9 million, including restructuring charges of $0.3 million and gains of $0.2 million from foreign currency revaluation.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
	Net Sales Three Months ended September 30,		Percent	Impact of Changes in Currency Translation	Percent Change excluding Currency Rate
(in thousands, excluding percentages)	2017	2016	Change	Rates	Effect
Machine Clothing (MC)	$150,694	$143,248	5.2%	$1,771	4.0%
Albany Engineered Composites (AEC)	71,447	48,024	48.8	486	47.8
Total	$222,141	$191,272	16.1%	$2,257	15.0%

In comparison to Q3 2016, the increase in MC net sales was due to strong performance in the tissue, packaging and pulp grades, which more than offset continuing declines in the publication grades. The increase in AEC net sales was primarily due to growth in the LEAP, 787 fuselage frames and CH-53K programs.

Table 2 summarizes gross profit by segment:

Table 2
	Three Months ended September 30, 2017		Three Months ended September 30, 2016
(in thousands, excluding percentages)	Gross profit	Percent of sales	Gross profit	Percent of sales
Machine Clothing	$73,028	48.5%	$68,104	47.5%
Albany Engineered Composites	6,638	9.3	4,556	9.5
Corporate Expenses	(231)	-	(240)	-
Total	$79,435	35.8%	$72,420	37.9%

The increase in MC gross profit reflects higher sales and strong productivity. Despite the write-off of Bear Claw® inventory, which reduced AEC gross profit by $3.2 million and gross profit percentage by 4.4%, AEC gross profit increased, reflecting higher sales and improved productivity. Total company gross profit percentage was reduced 1.4% by the Bear Claw® inventory write-off.

Table 3 summarizes selling, technical, general and research (STG&R) expenses by segment:

Table 3
	Three Months ended September 30, 2017		Three Months ended September 30, 2016
(in thousands, excluding percentages)	STG&R Expense	Percent of sales	STG&R Expense	Percent of sales
Machine Clothing	$30,258	20.1%	$28,276	19.7%
Albany Engineered Composites	10,532	14.7	8,445	17.6
Corporate Expenses	10,839	-	10,553	-
Total	$51,629	23.2%	$47,274	24.7%

Losses from the revaluation of nonfunctional-currency assets and liabilities increased third-quarter STG&R expenses by $1.3 million in 2017 and $0.1 million in 2016. The increase in third-quarter AEC STG&R expenses is due primarily to higher R&D spending (see table 4) and higher amortization expense related to acquisition accounting adjustments made in Q4 2016.

Table 4 summarizes third-quarter expenses associated with internally funded research and development by segment:

Table 4
	Research and development expenses by segment Three Months ended September 30,
(in thousands)	2017	2016
Machine Clothing	$4,229	$3,937
Albany Engineered Composites	3,828	2,656
Total	$8,057	$6,593

Table 5 summarizes third-quarter operating income by segment:

Table 5
	Operating Income/(loss) Three Months ended September 30,
(in thousands)	2017	2016
Machine Clothing	$42,674	$40,039
Albany Engineered Composites	(9,301)	(4,529)
Corporate expenses	(11,070)	(10,690)
Total	$22,303	$24,820

Table 6 presents the effect on operating income from restructuring, currency revaluation, and the Bear Claw® inventory write-off:

Table 6
	Expenses in Q3 2017 resulting from			Expenses/(gain) in Q3 2016 resulting from
(in thousands)	Restructuring	Revaluation	Bear Claw® Inventory Write-off	Restructuring	Revaluation
Machine Clothing	$96	$1,114	$-	($212)	$86
Albany Engineered Composites	5,407	137	3,155	640	-
Corporate expenses	-	5	-	(102)	4
Total	$5,503	$1,256	$3,155	$326	$90

AEC restructuring charges in Q3 2017 consisted primarily of non-cash charges (write-off of intangibles and equipment) associated with the decision to exit the Bear Claw® product line. In October 2017, the Company announced that its MC entity in France had initiated discussions with the local works council regarding a potential restructuring. Due to the ongoing nature of those discussions, the Company has not recorded a restructuring charge related to this proposal.

Q3 2017 Other income/expense, net, was income of $1.2 million, including losses related to the revaluation of nonfunctional-currency balances of $0.3 million, and an insurance recovery gain of $2.0 million related to the theft in Japan that was reported in Q4 2016. Q3 2016 Other income/expense, net, was expense of $0.2 million, including income related to the revaluation of nonfunctional-currency balances of $0.3 million.

Table 7 summarizes currency revaluation effects on certain financial metrics:

Table 7
	Income/(loss) attributable to currency revaluation Three Months ended September 30,
(in thousands)	2017	2016
Operating income	$(1,256)	$(90)
Other income/(expense), net	(261)	312
Total	$(1,517)	$222

The Company’s income tax rate based on income from continuing operations was 36.4% for Q3 2017, compared to 37.5% for Q3 2016. Discrete tax items and the effect of a change in the estimated income tax rate decreased income tax expense by $3.1 million in Q3 2017, principally due to a reduction in net deferred tax asset valuation allowances in certain countries. Discrete tax items and the effect of a change in the estimated income tax rate decreased income tax expense by $0.4 million in Q3 2016.

Tables 8 and 9 provide a reconciliation of operating income and net income to EBITDA and Adjusted EBITDA:

Table 8
Three Months ended September 30, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$42,674	$(9,301)	$(11,070)	$22,303
Interest, taxes, other income/expense	-	-	(7,083)	(7,083)
Net income (GAAP)	42,674	(9,301)	(18,153)	15,220
Interest expense, net	-	-	4,429	4,429
Income tax expense	-	-	3,809	3,809
Depreciation and amortization	8,380	8,591	1,159	18,130
EBITDA (non-GAAP)	51,054	(710)	(8,756)	41,588
Restructuring expenses, net	96	5,407	-	5,503
Foreign currency revaluation losses	1,114	137	266	1,517
Write-off of inventory in a discontinued product line	-	3,155	-	3,155
Pretax loss attributable to non-controlling interest in ASC	-	136	-	136
Adjusted EBITDA (non-GAAP)	$52,264	$8,125	$(8,490)	$51,899
Table 9
Three Months ended September 30, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$40,039	$(4,529)	$(10,690)	$24,820
Interest, taxes, other income/expense	-	-	(11,411)	(11,411)
Net income (GAAP)	40,039	(4,529)	(22,101)	13,409
Interest expense, net	-	-	3,681	3,681
Income tax expense	-	-	7,488	7,488
Depreciation and amortization	9,032	8,027	1,386	18,445
EBITDA (non-GAAP)	49,071	3,498	(9,546)	43,023
Restructuring expenses, net	(212)	640	(102)	326
Foreign currency revaluation losses/(gains)	86	-	(308)	(222)
Pretax (income) attributable to non-controlling interest in ASC	-	(428)	-	(428)
Adjusted EBITDA (non-GAAP)	$48,945	$3,710	$(9,956)	$42,699

Payments for capital expenditures were $15.5 million in Q3 2017, compared to $22.5 million in Q3 2016. Depreciation and amortization was $18.1 million in Q3 2017, compared to $18.4 million in Q3 2016.

CFO Comments

CFO and Treasurer John Cozzolino commented, “Cash flow in the third quarter improved compared to the first half of the year. The improvement was primarily the result of strong operating performance and lower capital expenditures. Cash balances increased about $15 million to a total of $153 million, while total debt increased about $10 million to $506 million as of the end of the quarter. The combined effect of those two changes resulted in a $5 million decrease to net debt (total debt less cash, see Table 19) to a balance of $352 million as of the end of the quarter. The Company’s leverage ratio, as defined in our primary debt agreements, was 2.55 at the end of Q3 2017, unchanged from Q2 and well below our limit of 3.50.

”Payments for capital expenditures in Q3 were about $15 million, lower than the previous two quarters due to timing of required cash payments. We expect total company capital expenditures in Q4 and through 2018 to be in the range of $20 - $25 million per quarter, as several key AEC programs continue to ramp.

“The Company’s income tax rate based on income from continuing operations was about 36% in Q3 2017, compared to 35% for the full-year 2016. The Company expects the full-year rate for 2017 to stay at approximately 36%. Cash paid for income taxes was about $3 million in Q3, bringing the year-to-date total to $22 million. For the full year, we estimate cash taxes to range from $25 million to $28 million.”

CEO Comments

CEO Joseph Morone said, “Q3 2017 was an especially strong quarter for Albany International. Aggregate sales, Net income and Adjusted EBITDA grew sharply; MC’s performance was outstanding; and AEC continued its rapid growth, took another incremental step forward in profitability, and made good progress on its multiple ramp-ups and new business development. Both businesses are now on pace to outperform our previously upgraded full-year targets.

“MC sales grew in comparison to both Q3 2016 and Q2 2017, due to a combination of strong performance and good economic conditions, especially in the Americas. The market trends of recent quarters continued. Sales in the publication grades again declined, though only by about 3% compared to Q3 2016, while sales in packaging, tissue and pulp grades grew. Although pricing pressure remained intense, Albany’s pricing was once again stable, except in the publication grades where pricing pressure is greatest. New product performance was outstanding across virtually all product lines, and development of the new technology platform continued to advance impressively. Gross margins remained strong, due to good productivity gains and lower material costs.

“Because of end-of-year seasonal effects and the regression we typically experience after especially strong quarters, Q4 will likely be the weakest quarter of the year. But on a year-over-year basis, because of good backlogs and healthy economic conditions, we expect Q4 2017 to be comparable to Q4 2016. Given the strong year-to-date performance in MC, this means that we now expect full-year Adjusted EBITDA to be at least at the high-end of our normal $180 million to $195 million range.

“In AEC, compared to Q3 2016, sales increased by nearly 50%, driven by growth in the LEAP, 787 fuselage frames, and CH-53K programs. Every AEC plant is now facing the steepest part of their ramp-ups. Each made good progress on quality and yield improvements, and in hiring, training, and installation and qualification of new equipment. It is worth noting in this regard that we are now constructing a second plant in Queretaro, Mexico. The first plant, which is dedicated to LEAP fan blades and is a satellite of the Rochester, New Hampshire LEAP plant, is on schedule to begin production in Q4. The second plant, which we need to handle growing demand for other engine components, will be a satellite of our Boerne, Texas operation and is scheduled to begin production in the second half of next year.

“As expected, the simultaneously high rates of hiring, training and equipment installation across our plants held back productivity in Q3, and will continue to do so for several more quarters. Nonetheless, AEC continues to make steady, incremental progress toward its long-term profitability objective of 18% to 20% Adjusted EBITDA as a percent of sales by 2020. Because of the discontinuation of the non-aerospace Bear Claw® product line, operating income declined compared to Q3 2016. However, Adjusted EBITDA as a percent of sales grew to 11%, compared to 8% in Q3 2016.

“R&D spending grew sharply in the quarter, in support of rapidly accelerating new business development activity. AEC is actively exploring opportunities for near-term growth with existing customers, both on programs already under contract and on programs that would be new for AEC. Good progress was also made on longer-term growth prospects, on both commercial and defense platforms. Given the encouraging progress, we expect to update our projection of AEC’s 2020 revenue potential on our Q4 earnings call.

“As for the near-term outlook for AEC, we expect continued sharp sales growth in Q4, and despite the heavy ramp-up activity, stable or incrementally improved profitability. Last quarter, we revised upward our revenue outlook for the year to the high end of our previously stated outlook of 25% to 35% full-year revenue growth. We now expect full-year revenue growth to be between 35% and 40%.

“In sum, this was an outstanding quarter for Albany, with good performance in both businesses, and a stronger full-year outlook for each business than the already strong, upgraded estimates we provided on our last earnings call.”

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain non-GAAP metrics, including: percent change in net sales excluding currency rate effects (for each segment and the Company as a whole); EBITDA and Adjusted EBITDA (for each segment and the Company as a whole, represented in dollars or as a percentage of net sales); net debt; and net income per share attributable to the Company, excluding adjustments. Such items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. EBITDA, or net income with interest, taxes, depreciation, and amortization added back, is a common indicator of financial performance used, among other things, to analyze and compare core profitability between companies and industries because it eliminates effects due to differences in financing, asset bases and taxes. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, currency revaluation, inventory write-offs associated with discontinued businesses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Restructuring expenses in the MC segment, while frequent in recent years, are reflective of significant reductions in manufacturing capacity and associated headcount in response to shifting markets, and not of the profitability of the business going forward as restructured. Net debt is, in the opinion of the Company, helpful to investors wishing to understand what the Company’s debt position would be if all available cash were applied to pay down indebtedness. EBITDA, Adjusted EBITDA and net income per share attributable to the Company, excluding adjustments, are performance measures that relate to the Company’s continuing operations.

Percent changes in net sales, excluding currency rate effects, are calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring, inventory write-offs associated with discontinued businesses and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains in excess of previously recorded losses; subtracting (or adding) Income (or loss) attributable to the non-controlling interest in Albany Safran Composites (ASC); and adding expenses related to the Company’s acquisition of Harris Corporation’s composite aerostructures division. Adjusted EBITDA may also be presented as a percentage of net sales by dividing it by net sales. Net income per share attributable to the Company, excluding adjustments, is calculated by adding to (or subtracting from) net income attributable to the Company per share, on an after-tax basis: restructuring charges; inventory write-offs associated with discontinued businesses; discrete tax charges (or gains) and the effect of changes in the income tax rate; foreign currency revaluation losses (or gains); acquisition expenses; and losses (or gains) from the sale of investments.

EBITDA, Adjusted EBITDA, and net income per share attributable to the Company, excluding adjustments, as defined by the Company, may not be similar to similarly named measures of other companies. Such measures are not considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the income tax rate based on income from continuing operations and the weighted-average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 10
	Net Sales Nine Months ended September 30,		Percent	Impact of Changes in Currency	Percent Change excluding Currency
(in thousands, excluding percentages)	2017	2016	Change	Translation Rates	Rate Effect
Machine Clothing (MC)	$440,093	$437,445	0.6%	$(1,311)	0.9%
Albany Engineered Composites (AEC)	196,896	129,348	52.2	(263)	52.4
Total	$636,989	$566,793	12.4%	$(1,574)	12.7%
Table 11
Nine Months ended September 30, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites*	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$119,352	$(32,242)	$(33,523)	$53,587
Interest, taxes, other income/expense	-	-	(26,160)	(26,160)
Net income (GAAP)	119,352	(32,242)	(59,683)	27,427
Interest expense, net	-	-	13,042	13,042
Income tax expense	-	-	12,138	12,138
Depreciation and amortization	25,098	24,613	3,545	53,256
EBITDA (non-GAAP)	144,450	(7,629)	(30,958)	105,863
Restructuring expenses, net	1,012	9,208	-	10,220
Foreign currency revaluation losses	4,427	171	2,318	6,916
Write-off of inventory in a discontinued product line	-	3,155	-	3,155
Pretax (income) attributable to non-controlling interest in ASC	-	(178)	-	(178)
Adjusted EBITDA (non-GAAP)	$149,889	$4,727	$(28,640)	$125,976
* Includes charge of $15.8 million related to revisions in the estimated profitability of two long-term contracts.

Table 12
Nine Months ended September 30, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$112,583	$(14,083)	$(33,554)	$64,946
Interest, taxes, other income/expense	-	-	(28,120)	(28,120)
Net income (GAAP)	112,583	(14,083)	(61,674)	36,826
Interest expense, net	-	-	9,610	9,610
Income tax expense	-	-	20,613	20,613
Depreciation and amortization	27,845	17,778	5,601	51,224
EBITDA (non-GAAP)	140,428	3,695	(25,850)	118,273
Restructuring expenses, net	5,921	1,787	(55)	7,653
Foreign currency revaluation losses/(gains)	1,646	5	(2,355)	(704)
Acquisition expenses	-	5,367	-	5,367
Pretax loss attributable to non-controlling interest in ASC	-	36	-	36
Adjusted EBITDA (non-GAAP)	$147,995	$10,890	$(28,260)	$130,625
Table 13
Three Months ended September 30, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$5,503	$2,003	$3,500	$0.11
Foreign currency revaluation losses	1,517	552	965	0.03
Write-off of inventory in a discontinued product line	3,155	1,167	1,988	0.06
Unfavorable effect of change in income tax rate	-	741	741	0.02
Net discrete income tax benefit	-	3,866	3,866	0.12
Table 14
Three Months ended September 30, 2016 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$326	$122	$204	$0.01
Foreign currency revaluation gains	222	83	139	0.00
Favorable effect of change in income tax rate	-	425	425	0.01
Net discrete income tax charge	-	74	74	0.00
Table 15
Nine Months ended September 30, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$10,220	$3,721	$6,499	$0.20
Foreign currency revaluation losses	6,916	2,516	4,400	0.14
Write-off of inventory in a discontinued product line	3,155	1,167	1,988	0.06
Net discrete income tax benefit	-	2,281	2,281	0.07
Charge for revision to estimated profitability of AEC contracts	15,821	5,854	9,967	0.31
Table 16
Nine Months ended September 30, 2016 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$7,653	$2,965	$4,688	$0.15
Foreign currency revaluation gains	704	256	448	0.01
Acquisition expenses	5,367	1,933	3,434	0.11
Net discrete income tax benefit	-	932	932	0.03

Table 17 contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 17
	Three Months ended September 30,		Nine Months ended September 30,
Per share amounts (Basic)	2017	2016	2017	2016
Net income/(loss) attributable to the Company, reported (GAAP)	$0.47	$0.41	$0.85*	$1.15
Adjustments:
Restructuring charges	0.11	0.01	0.20	0.15
Discrete tax adjustments and effect of change in income tax rate	(0.10)	(0.01)	(0.07)	(0.03)
Foreign currency revaluation losses/(gains)	0.03	-	0.14	(0.01)
Write-off of inventory in a discontinued product line	0.06	-	0.06	-
Acquisition expenses	-	-	-	0.11
Net income attributable to the Company, excluding adjustments (non-GAAP)	$0.57	$0.41	$1.18	$1.37
* Includes charge of $0.31 per share for revisions in estimated profitability of two AEC contracts

Table 18 contains the calculation AEC Adjusted EBITDA as a percentage of sales:

Table 18
	Adjusted EBITDA as a percentage of net sales Three months ended
(in thousands, except percentages)	September 30, 2017	June 30, 2017	March 31, 2017	September 30, 2016
Adjusted EBITDA (non-GAAP)	$8,125	$(8,586)*	$5,188	$3,710
Net sales (GAAP)	$71,447	$68,999	$56,450	$48,024
Adjusted EBITDA as a percentage of net sales	11.4%	(12.4)%	9.2%	7.7%
* Includes charge of $15.8 million in Q2 2017 for revisions in estimated profitability of two AEC contracts.

Table 19 contains the calculation of net debt:

Table 19
(in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Notes and loans payable	$186	$249	$274	$312	$343
Current maturities of long-term debt	51,765	51,732	51,699	51,666	1,462
Long-term debt	453,578	444,030	428,477	432,918	490,003
Total debt	505,529	496,011	480,450	484,896	491,808
Cash and cash equivalents	153,465	138,792	143,333	181,742	196,170
Net debt	$352,064	$357,219	$337,117	$303,154	$295,638

Table 20 contains the reconciliation of MC 2017 projected Adjusted EBITDA to MC 2017 projected net income:

Table 20
Machine Clothing Full-Year 2017 Outlook (in millions)	Actual, nine months ended September 30, 2017	Results for last quarter of year to meet low end of normal range	Results for last quarter of year to meet high-end of normal range	Normal target range for full-year
Net income (non-GAAP)	$119	$24	$37	$143 - $156
Depreciation and amortization	25	7	9	(32-34)
EBITDA (non-GAAP)	$144	$31	$46	$175 - $190
Restructuring expenses	1	*	*	1
Foreign currency revaluation losses	4	*	*	4
Adjusted EBITDA (non-GAAP)	$149	$31	$46	$180 - $195
* Due to the uncertainty of these items, management is currently unable to project restructuring expenses and foreign currency revaluation gains/losses for the remainder of the year.

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic, geopolitical and paper-industry trends and conditions during 2017 and in future years; expectations in 2017 and in future periods of sales, EBITDA, Adjusted EBITDA (both in dollars and as a percentage of net sales), income, gross profit, gross margin, cash flows and other financial items in each of the Company’s businesses, including the acquired composite aerostructures business, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products.

Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect in some cases.

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

Three Months Ended September 30,			Nine Months Ended September 30,
2017	2016		2017	2016

$222,141	$191,272	Net sales	$636,989	$566,793
142,706	118,852	Cost of goods sold	418,595	343,557

79,435	72,420	Gross profit	218,394	223,236
41,076	38,042	Selling, general, and administrative expenses	123,799	120,997
10,553	9,232	Technical and research expenses	30,788	29,640
5,503	326	Restructuring expenses, net	10,220	7,653

22,303	24,820	Operating income	53,587	64,946
4,429	3,681	Interest expense, net	13,042	9,610
(1,155)	242	Other expense/(income), net	980	(2,103)

19,029	20,897	Income before income taxes	39,565	57,439
3,809	7,488	Income tax expense	12,138	20,613

15,220	13,409	Net income	27,427	36,826
(49)	340	Net income/(loss) attributable to the noncontrolling interest	202	(111)
$15,269	$13,069	Net income attributable to the Company	$27,225	$36,937

$0.47	$0.41	Earnings per share attributable to Company shareholders - Basic	$0.85	$1.15

$0.47	$0.41	Earnings per share attributable to Company shareholders - Diluted	$0.85	$1.15

		Shares of the Company used in computing earnings per share:
32,187	32,104	Basic	32,160	32,079

32,214	32,141	Diluted	32,193	32,118

$0.17	$0.17	Dividends declared per share, Class A and Class B	$0.51	$0.51

ALBANY INTERNATIONAL CORP. CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$153,465	$181,742
Accounts receivable, net	199,938	171,193
Inventories	157,143	133,906
Income taxes prepaid and receivable	8,133	5,213
Prepaid expenses and other current assets	12,690	9,251
Total current assets	531,369	501,305

Property, plant and equipment, net	451,966	422,564
Intangibles, net	56,997	66,454
Goodwill	166,010	160,375
Income taxes receivable and deferred	81,244	68,865
Contract receivables	29,688	14,045
Other assets	32,343	29,825
Total assets	$1,349,617	$1,263,433

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$186	$312
Accounts payable	45,121	43,305
Accrued liabilities	103,498	95,195
Current maturities of long-term debt	51,765	51,666
Income taxes payable	12,493	9,531
Total current liabilities	213,063	200,009

Long-term debt	453,578	432,918
Other noncurrent liabilities	105,318	106,827
Deferred taxes and other liabilities	13,002	12,389
Total liabilities	784,961	752,143

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,392,353 in 2017
and 37,319,266 in 2016	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,233,998 in 2017 and 2016	3	3
Additional paid in capital	428,088	425,953
Retained earnings	533,670	522,855
Accumulated items of other comprehensive income:
Translation adjustments	(92,523)	(133,298)
Pension and postretirement liability adjustments	(52,648)	(51,719)
Derivative valuation adjustment	917	828
Treasury stock (Class A), at cost 8,431,335 shares in 2017
and 8,443,444 shares in 2016	(256,876)	(257,136)
Total Company shareholders' equity	560,668	507,523
Noncontrolling interest	3,988	3,767
Total equity	564,656	511,290
Total liabilities and shareholders' equity	$1,349,617	$1,263,433

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF CASH FLOW (in thousands) (unaudited)

Three Months Ended September 30,			Nine Months ended September 30,
2017	2016		2017	2016
		OPERATING ACTIVITIES
$15,220	$13,409	Net income	$27,427	$36,826
		Adjustments to reconcile net income to net cash provided by operating activities:
15,522	16,470	Depreciation	45,367	44,736
2,608	1,975	Amortization	7,889	6,488
(168)	(275)	Change in other noncurrent liabilities	(2,522)	(5,010)
(3,263)	(1,712)	Change in deferred taxes and other liabilities	(10,620)	(640)
1,086	333	Provision for write-off of property, plant and equipment	1,916	1,409
211	-	Non-cash interest expense	634	-
195	350	Compensation and benefits paid or payable in Class A Common Stock	1,865	1,882
4,149	-	Write-off of intangible assets in a discontinued product line	4,149	-
		Changes in operating assets and liabilities that provided/(used) cash, net of impact of business acquisition:
(4,645)	4,794	Accounts receivable	(19,781)	(6,492)
(3,944)	(5,511)	Inventories	(17,210)	(12,886)
(599)	(481)	Prepaid expenses and other current assets	(3,167)	(3,302)
-	(100)	Income taxes prepaid and receivable	(2,817)	1,737
(4,769)	(4,443)	Accounts payable	(2,704)	(1,544)
5,425	4,418	Accrued liabilities	4,525	(3,736)
3,472	4,932	Income taxes payable	2,964	3,999
(8,107)	-	Contract receivables	(15,643)	-
(4,495)	(4,974)	Other, net	(557)	(10,252)
17,898	29,185	Net cash provided by operating activities	21,715	53,215

		INVESTING ACTIVITIES
-	-	Purchase of business, net of cash acquired	-	(187,000)
(15,319)	(21,924)	Purchases of property, plant and equipment	(61,724)	(50,029)
(147)	(591)	Purchased software	(538)	(1,262)
-	4,686	Proceeds from sale or involuntary conversion of assets	-	6,422
(15,466)	(17,829)	Net cash used in investing activities	(62,262)	(231,869)

		FINANCING ACTIVITIES
13,076	13,265	Proceeds from borrowings	45,335	232,795
(3,569)	(871)	Principal payments on debt	(24,711)	(23,695)
-	-	Debt acquisition costs	-	(1,771)
-	-	Swap termination payment	-	(5,175)
-	-	Taxes paid in lieu of share issuance	(1,364)	(1,272)
356	64	Proceeds from options exercised	531	454
(5,470)	(5,457)	Dividends paid	(16,396)	(16,354)
4,393	7,001	Net cash provided by financing activities	3,395	184,982

7,848	1,788	Effect of exchange rate changes on cash and cash equivalents	8,875	4,729

14,673	20,145	(Decrease)/increase in cash and cash equivalents	(28,277)	11,057
138,792	176,025	Cash and cash equivalents at beginning of period	181,742	185,113
$153,465	$196,170	Cash and cash equivalents at end of period	$153,465	$196,170

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Heather Kralik, 801-505-7001
heather.kralik@albint.com